Putnam Money Market Fund, September 30, 2017, annual report

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		   3,548
Class B	  	      36
Class C	  	      74
Class M	  	     108

72DD2

Class R	  	      36
Class T1	      10

73A1

Class A		  0.0046
Class B		  0.0034
Class C		  0.0034
Class M		  0.0040

73A2

Class R		  0.0034
Class T1	  0.0037

74U1

Class A	         738,595
Class B	 	   9,460
Class C	   	  19,348
Class M	  	  28,829

74U2

Class R	  	   7,471
Class T1	   2,303

74V1

Class A		    1.00
Class B		    1.00
Class C		    1.00
Class M		    1.00

74V2

Class R		    1.00
Class T1	    1.00

61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.